Exhibit 10.3

Director Fee Arrangements

The non-employee directors of 1st Security Bank of Washington (the “Bank”) receive compensation for their service on the board of directors of the Bank.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Director compensation is reviewed annually by the compensation committee, which makes recommendations for approval by the Board of Directors of the Bank.  Non-employee directors of the Bank currently receive $2,000 per month, except for the Chairman of the Board who receives $3,000 per month, for service on the Board of Directors of the Bank. No fees currently are paid for service on any Bank board committees.

Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending board and committee meetings, industry conferences and continuing education seminars.

The board of directors of FS Bancorp, Inc., the holding company for the Bank, is identical to that of the Bank.  No board fees are paid for service on the board of directors of FS Bancorp, Inc.